Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION: AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO (410) 224-1483	Winnie Lerner/Jessica Liddell (212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES PRELIMINARY SECOND-QUARTER 2005 RESULTS

Revenues and Diluted Earnings Per Share Increase Year-Over-Year

Begins Offering of $300 Million Long-Term Debt Issue

ANNAPOLIS, MD, July 19, 2005—FTI Consulting, Inc. (NYSE: FCN), a leading provider of corporate finance/restructuring, forensic/litigation/technology, and economic consulting, today reported preliminary results for the second quarter of 2005 and announced the offering of approximately $300 million of long-term debt, including approximately $175 million in principal amount of Senior Notes and approximately $125 million in principal amount of Convertible Senior Subordinated Notes, anticipated to close late July 2005. A separate press release provides further details regarding the long-term debt issue and use of proceeds. The company anticipates that it will release final results for the second quarter during the week of July 25, 2005.

Second-Quarter 2005 Preliminary Results

For the quarter, revenues are anticipated to be approximately $123.9 million, an increase of approximately 15.4 percent compared with $107.4 million for the second quarter of 2004. Earnings per share are anticipated to be approximately $0.33 on a diluted basis compared with $0.30 last year, an increase of approximately 10.0 percent. Earnings for the second quarter of 2005 were reduced by approximately $0.01 per share related to the settlement of potential litigation.

Earnings before interest, taxes, depreciation and amortization (EBITDA, see note below) increased approximately 18.5 percent to $31.4 million, 25.3 percent of revenues, compared with EBITDA of $26.5 million, or 24.7 percent of revenues, in the second quarter of the prior year.

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Second-Quarter 2005 Preliminary Business Segment Results

Forensic/Litigation/Technology

Revenues are anticipated to increase 13.8 percent to approximately $52.0 million in the second quarter from $45.7 million last year. Segment EBITDA is anticipated to be approximately $18.9 million, 36.3 percent of revenues, an increase of 31.3 percent from $14.4 million in the prior year, 31.5 percent of revenues.

Corporate Finance/Restructuring

Revenues, including a one month effect of the acquisition of Cambio Health Solutions, completed on May 31, are anticipated to increase 11.9 percent to approximately $44.3 million in the second quarter from $39.6 million last year. Segment EBITDA is anticipated to be approximately $13.8 million, 31.1 percent of revenues, an increase of 9.5 percent from $12.6 million in the prior year, 31.8 percent of revenues.

Economic Consulting

Revenues are anticipated to increase 24.9 percent to approximately $27.6 million in the second quarter from $22.1 million last year. Segment EBITDA is anticipated to be approximately $6.9 million, 25.1 percent of revenues, an increase of 30.2 percent from $5.3 million in the prior year, 24.0 percent of revenues.

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Cash flow provided by operations for the second quarter of 2005 is anticipated to be approximately $31.5 million compared with $20.7 million provided in the second quarter of 2004, an increase of 52.2 percent. Purchases of property and equipment in the second quarter of 2005 were approximately $5.0 million.

Total long-term debt at June 30, 2005 was $142.5 million. No amounts were outstanding under the Company’s revolving credit agreement. Shareholders’ equity at June 30, 2005 was approximately $548.4 million.

Total headcount at June 30, 2005 was 1,197. Revenue-generating headcount was 888, including 423, 310 and 155 in the Forensic/Litigation/Technology, Corporate Finance/Restructuring and Economic Consulting segments, respectively. Utilization of revenue-generating personnel measurable by billable hours was approximately 80.5 percent for the second quarter, and average rate per hour for the quarter was approximately $340.

Second-Quarter Conference Call

FTI anticipates that it will release final results for the second quarter and file its Form 10-Q during the week of July 25, 2005. FTI will hold its regular conference call to discuss final second-quarter results following the pricing of the long-term debt issue and will schedule and distribute the final call-in details and instructions for accessing the call on or about Monday, July 25, 2005.

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About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology consulting, and economic consulting. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

Note: Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA to net earnings is included in the accompanying tables to this press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA as a supplemental financial measure is also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA for purposes of those covenants is not calculated in the same manner as it is calculated in the accompanying table.

	Three Months Ended
	6/30/05	6/30/04
EBITDA Reconciliation:
Segment EBITDA before corporate expenses	$39.6	$32.4
Corporate expenses	(8.2)	(5.8)

EBITDA	$31.4	$26.5

Depreciation and amortization	2.7	2.2
Amortization of intangible assets	1.6	1.3

Operating income	27.1	23.0

Interest expense, net	(2.3)	(1.4)

Income tax provision	(10.4)	(8.8)

Net income	$14.4	$12.8

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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